EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-101197, 333-84326, 333-54138, 333-108278, 333-117677, 333-119197, 333-130970 and 333-140511 on Form S-3 of our report dated June 16, 2008, relating to the financial statements of Immtech Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Immtech Pharmacueticals, Inc.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Immtech Pharmaceuticals, Inc. for the year ended March 31, 2009.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
July 13, 2009